Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of OPKO Health, Inc. and subsidiaries for the registration of 71,822,330 shares of its common stock and to the incorporation by reference therein of our report dated March 18, 2013, with respect to the consolidated financial statements of OPKO Health, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida

June 25, 2013